Exhibit 99.1

NEWS RELEASE	CONTACT:	Bradley Krehbiel Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES TERMINATION OF

REGULATORY RESTRICTIONS RELATING TO HOME FEDERAL SAVINGS BANK

ROCHESTER, MINNESOTA, February 14, 2014 … HMN Financial, Inc. (HMN or the Company) (NASDAQ: HMNF) today announced that the Office of the Comptroller of the Currency (the OCC) has terminated the supervisory agreement and the individual minimum capital requirement (IMCR) to which HMN’s principal subsidiary, Home Federal Savings Bank (the Bank), was a party or was subject.

The Bank supervisory agreement, effective February 22, 2011, related primarily to the Bank’s then existing financial performance and credit quality issues. Under the supervisory agreement, the Bank was required to submit periodic business plans and reports to the OCC and could not, without the prior consent of the OCC, declare or pay any cash dividends, increase its total assets during any quarter in excess of the amount of the net interest credited on deposit liabilities during the prior quarter, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officers, make any golden parachute payments, or enter into any significant contracts with a third party service provider. Effective December 31, 2011, the Bank was required to establish and maintain a core capital ratio at or above 8.50% under the IMCR, a level of capital greater than that generally required for a bank to be classified as “well-capitalized.”

“We are pleased that the improvements in our financial results and capital position have allowed these agreements and restrictions to be terminated,” said Brad Krehbiel, President of HMN. “We will continue to focus our efforts on improving the financial performance of our core banking operations.”

The Company continues to be subject to a supervisory agreement with its primary regulator, the Federal Reserve Board.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Part II, Item 1A of its Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.